EXHIBIT E-3


       [Form of Amendment No. 2 to FSC Security Agreement]

            AMENDMENT NO. 2 TO FSC SECURITY AGREEMENT


          AMENDMENT NO. 2 dated as of July 20, 1995 between SWANK SALES INTERNATIONAL (V.I.), INC., a corporation duly organized and validly existing under the laws of the Virgin Islands (the "FSC"); and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), a national banking association, as agent for the lenders party to the Credit Agreement referred to below (in such capacity, the "Agent").

          Swank, Inc., a Delaware corporation, ("Swank"), the lenders named therein (the "Banks") and the Agent are parties to a Credit Agreement dated as of December 22, 1992 (as heretofore modified and supplemented and in effect on the date hereof, the "1992 Credit Agreement"). In that connection, the FSC gave a guarantee, and pledged and granted a security interest to the Agent in certain of its property, pursuant to a security agreement dated as of December 22, 1992 (as heretofore modified and supplemented and in effect on the date hereof, the "Existing FSC Security Agreement").

          Concurrently with the execution and delivery of this Amendment No. 2, Swank, the Banks and the Agent are amending and restating the 1992 Credit Agreement pursuant to an Amended and Restated Credit Agreement dated as of July 20, 1995 (the 1992 Credit Agreement as amended and restated and as further modified and supplemented and in effect from time to time being hereinafter called the "Credit Agreement"), providing, subject to the terms and conditions thereof, for the extension and renewal of Swank's indebtedness under the 1992 Credit Agreement and for additional extensions of credit to Swank in an aggregate principal amount (including the indebtedness under the 1992 Credit Agreement) not exceeding $32,000,000.

          To induce the Banks to amend and restate the 1992 Credit Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the FSC and the Agent have agreed that the Existing FSC Security Agreement shall be hereby modified as follows:

          Section 1. Defined Terms. Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned thereto in the Existing FSC Security Agreement. In addition, subject to the execution and delivery of this Amendment No. 2 by the parties hereto, but effective as of the date hereof, certain terms defined in the Existing FSC Security Agreement shall be used therein as follows:

          (a)  all references in the Existing FSC Security
     Agreement to the term "Banks" shall be deemed to be references to the Banks from time to time party to the Credit Agreement;

          (b)  all references in the Existing FSC Security
     Agreement to "this Agreement" or "this Security Agreement" shall be deemed to be references to the Existing FSC
     Security Agreement as modified by this Amendment No. 2; and

          (c)  all references in the Existing FSC Security
     Agreement to "the Credit Agreement" shall be deemed to be references to the 1992 Credit Agreement as amended and restated by the Credit Agreement,

it being the intent of this Amendment No. 2 that the obligations of Swank under the 1992 Credit Agreement as amended and restated by the Credit Agreement shall be "Secured Obligations" and "Guaranteed Obligations" under the Existing FSC Security
Agreement as fully as if such obligations had been incurred under the 1992 Credit Agreement as originally in effect.

          Section 2. Amendments. Subject to the execution and delivery of this Amendment No. 2 by the parties hereto, but effective as of the date hereof, Section 1 of the Existing FSC Security Agreement is amended by amending the definition of "Secured Obligations" to read in its entirety as follows:

          "Secured Obligations" shall mean, collectively, (i) the principal of and interest on the Loans, the Notes, the Reimbursement Obligations and all other amounts owing to the Banks by Swank under the Credit Agreement or under the Swank Security Agreement, (ii) any and all Other Indebtedness which may at any time be owing by Swank to any Bank, and
     (iii) Letter of Indemnity Obligations.

          Section 3. Representations and Warranties. The FSC hereby represents and warrants that the representations and warranties set forth in Section 2 of the Existing FSC Security Agreement are true and complete on and as of the date hereof as if made on and as of the date hereof and as if each reference in said Section 2 to "this Agreement" or "this Security Agreement" included reference to the Existing FSC Security Agreement as modified by this Amendment No. 2.

          Section 4. Miscellaneous. Except as herein provided, the Existing FSC Security Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed and delivered as of the day and year first above written.


                              THE CHASE MANHATTAN BANK
                                (NATIONAL ASSOCIATION),
                                as Agent


                              By
                                Title: Managing Director


                              SWANK SALES INTERNATIONAL
                                (V.I.), INC.


                              By
                                Title: